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                                                                       EXHIBIT 5


                                 August 19, 1998


NOVA Corporation
One Concourse Parkway
Suite 300
Atlanta, Georgia   30328

     Re   Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to NOVA Corporation, a Georgia corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended, up to 39,940,009 shares of the Company's Common Stock, par value $.01 per share (the "Shares"). The Company proposes to issue the Shares in connection with the proposed merger transaction (the "Merger") in which PMT Services, Inc., a Tennessee corporation ("PMT"), will become a wholly-owned subsidiary of the Company pursuant to the terms of an Agreement and Plan of Merger dated as of June 17, 1998 (the "Merger Agreement"), by and among the Company, Church Merger Corp., a Tennessee corporation and wholly-owned subsidiary of the Company, and PMT.

     The opinion hereinafter set forth is given pursuant to Item 21(a) of Form S-4 and Item 60l(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matters set forth in numbered paragraph 1 below (our "Opinion"), and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

     In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express the Opinion, including, without limitation, the Articles of Incorporation and Bylaws of the Company, the minutes of the proceedings of the Board of Directors of the Company and the Merger Agreement. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company. Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws of any other state. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.
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NOVA Corporation
August 19, 1998
Page 2


     As to various factual matters that are material to our Opinion, we have relied upon certificates of officers of the Company and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     Based upon and subject to the foregoing, we are of the Opinion that:

     1. The Shares to be issued in the Merger upon conversion of and in exchange for the shares of PMT Stock issued and outstanding immediately prior to the effective time of the Merger, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable. The Shares that will be issuable upon exercise of options or warrants that immediately prior to the effective time of the Merger represented options or warrants to purchase shares of PMT Stock, when issued in accordance with the terms of the respective option or warrant agreement, as adjusted or modified pursuant to the Merger Agreement, against payment in full therefore, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion letter as an exhibit to the aforesaid Registration Statement, and we hereby consent to the reference to our firm under the headings "Summary - Certain Federal Income Tax Consequences of the Merger," "Proposal 1 - The Proposed Merger - Certain Federal Income Tax Consequences of the Merger" and "Legal Matters" set forth in the Proxy Statement/Prospectus forming a part of said Registration Statement.

                         Very truly yours,

                         LONG ALDRIDGE & NORMAN LLP



                         By: /s/ David M. Calhoun
                            -----------------------------
                                 David M. Calhoun